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                                                                   EXHIBIT 12.1

               HISPANIC BROADCASTING CORPORATION AND SUBSIDIARIES
                Computation Of Ratio Of Earnings To Fixed Charges
                           (in thousands except ratio)

                                                           Six Months Ended June 30,             Year Ended December 31,
                                                      ------------------------------------ ------------------------------------
                                                            1999               1998              1998              1997
                                                      -----------------  ----------------- ----------------- ------------------
 Earnings:
      Income (loss) from continuing operations
          before income taxes                             $ 22,534           $ 20,766          $ 44,624          $ 31,389
      Fixed charges                                          1,246              1,959             3,292             4,863
      Undistributed income from an investment
          in a less-than-fifty-percent owned
          person accounted for under the equity
          method                                                --                 --                --               --
                                                          --------           --------          --------          --------
      Earnings as adjusted (A)                            $ 23,780           $ 22,725          $ 47,916          $ 36,252
                                                          ========           ========          ========          ========
 Fixed Charges:
      Interest expense                                    $    577           $  1,366          $  2,046          $  3,947
      Interest portion of rental expense (1)                   669                593             1,246               916
                                                          --------           --------          --------          --------
      Total fixed charges (B)                             $  1,246           $  1,959          $  3,292          $  4,863
                                                          ========           ========          ========          ========
 Ratio of earnings to fixed charges (A) divided
      by (B)                                                  19.1               11.6              14.6               7.5
Deficiency of earnings to cover fixed charges
      (B) minus (A)                                       $     --           $     --          $     --          $     --


                                                         Three Months                    Year Ended September 30,
                                                             Ended         ----------------------------------------------------
                                                      December 31, 1996        1996              1995              1994
                                                      -----------------  ----------------- ----------------- ------------------
      Income (loss) from continuing operations
          before income taxes                             $  2,164           $(29,092)         $  4,469          $  2,588
      Fixed charges                                          2,965             11,793             7,055             3,377
      Undistributed income from an investment
          in a less-than-fifty-percent owned
          person accounted for under the equity
          method                                                --                 --                --              (616)
                                                          --------           --------          --------          --------
      Earnings as adjusted (A)                            $  5,129           $(17,299)         $ 11,524          $  5,349
                                                          ========           ========          ========          ========
 Fixed Charges:
      Interest expense                                    $  2,867           $ 11,241          $  6,607          $  3,180
      Interest portion of rental expense (1)                    98                552               448               197
                                                          --------           --------          --------          --------
      Total fixed charges (B)                             $  2,965           $ 11,793          $  7,055          $  3,377
                                                          ========           ========          ========          ========
 Ratio of earnings to fixed charges (A) divided
      by (B)                                                   1.7                 --               1.6               1.6
Deficiency of earnings to cover fixed charges
      (B) minus (A)                                       $     --           $ 29,092          $     --          $     --
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(1)       Management of the Company believes approximately one-third of rent expense is representative of the interest component of rent expense.